EXHIBIT 21

ROSTER OF SUBSIDIARIES OF THE COMPANY

Pier 1 Assets, Inc., a Delaware corporation

Pier 1 Kids, Inc., a Delaware corporation

Pier 1 Licensing, Inc., a Delaware corporation

Pier 1 Imports (U.S.), Inc., a Delaware corporation

Pier 1 Funding, LLC, a Delaware limited liability company

Pier 1 Value Services, LLC, a Virginia limited liability company

Pier Lease, Inc., a Delaware corporation

Pier-SNG, Inc., a Delaware corporation

PIR Trading, Inc., a Delaware corporation

Pier International Limited, a Hong Kong private company

Pier Alliance Ltd., a Bermuda company

The Pier Retail Group Limited, a United Kingdom company

The Pier (Retail) Limited, a United Kingdom company

Pier Direct Limited, a United Kingdom company

The Pier (Retail) Ireland Limited, a United Kingdom company

Pier Group, Inc., a Delaware corporation

Pier 1 Holdings, Inc., a Delaware corporation

Pier 1 Services Company, a Delaware statutory trust

Pier 1 National Bank, a national banking association